                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 3)*


                      Equity Residential Properties Trust
         ------------------------------------------------------------
                             (NAME OF ISSUER)

              Common Shares of Beneficial Interest, par value $.01
         ------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                29476L  10  7
         ------------------------------------------------------------
                               (CUSIP NUMBER)



*The remainder of this cover page shall be filled our for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 29476L 10 7               13G             PAGE   2   OF   36  PAGES
          -----------                                    -----    -----
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FU Associates
   36-3928382
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Illinois
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER


  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         135,385
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   135,385
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  135,385
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   .18% (.17% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
-------------------------------------------------------------------------------


                    * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7               13G             PAGE   3   OF   36  PAGES
          -----------                                    -----    -----
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   B/S Investments
   36-6526147
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Illinois
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER


  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         669
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
                   669

-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  669
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   .00% (.00% assuming conversion of all Reporting Person's derivative securities)
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

    PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7               13G             PAGE  4    OF   36  PAGES
          -----------                                    -----    -----
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Samuel Zell Foundation
   36-3487811
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Illinois
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER


  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         30,000
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                    30,000
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   30,000
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    .04% (.04% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7               13G             PAGE   5   OF   36  PAGES
          -----------                                    -----    -----
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Samstock, LLC
   36-4156890
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER


  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         1,247,329
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   1,247,329
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  1,247,329
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   1.6% (1.6% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7               13G             PAGE   6   OF   36  PAGES
          -----------                                    -----    -----
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Samstock/SZRT,LLC
   ###-##-####
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER


  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         200,337
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   200,337
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  200,337
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   .27% (.26% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7               13G             PAGE   7   OF   36  PAGES
          -----------                                    -----    -----
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Samstock/ZGPI, LLC
   36-3716786
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER


  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         111,170
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   111,170
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  111,170
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   .15% (.14% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7               13G             PAGE   8   OF   36  PAGES
          -----------                                    -----    -----
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Samstock/ZFT, LLC
   36-3022976
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER


  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY       302,317
  OWNED BY
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
                   302,317

-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  302,317
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   .41% (.40% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7               13G             PAGE  9    OF   36  PAGES
          -----------                                    -----    -----
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   EGI Holdings Inc.
   APPLIED FOR
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Illinois
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER


  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         537,257
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                    537,257
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   537,257
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   .72% (.70% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   CO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7               13G             PAGE  10    OF   36  PAGES
          -----------                                    -----    -----
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Lurie General Partnership, Inc.
   36-4003680
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Illinois
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER


  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         12,070
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                    12,070
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   12,070
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   .02% (.02% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

    CO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7               13G             PAGE  11   OF   36  PAGES
          -----------                                    -----    -----
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Ann Lurie Revocable Trust U/T/A 12/22/89
   ###-##-####
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Illinois
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER


  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         591,414
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   591,414
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  591,414
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   .80% (.76% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7               13G             PAGE   12  OF   36  PAGES
          -----------                                    -----    -----
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   EGIL Investments, Inc.
   APPLIED FOR
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Illinois
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER


  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         537,256
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   537,256
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  537,256
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   .72% (.69% assuming conversion of all Reporting Persons' derivative securities)

-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   CO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7               13G             PAGE   13  OF   36  PAGES
          -----------                                    -----    -----
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Anda Partnership
   88-0132846
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Nevada
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER


  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         307,708
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   307,708
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  307,708
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    .42% (.40% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7               13G             PAGE   14  OF   36  PAGES
          -----------                                    -----    -----
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   LFT Partnership
   36-6527526
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Illinois
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER


  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         579,254
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   579,254
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  579,254
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   .78% (.75% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7               13G             PAGE  15   OF   36  PAGES
          -----------                                    -----    -----
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Robert H. and Ann Lurie Trust
   36-6944487
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Illinois
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER


  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         49,386
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   49,386
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  49,386
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   .07% (.06% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7               13G             PAGE   16  OF   36  PAGES
          -----------                                    -----    -----
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   First Capital Financial Corp.
   59-1604552
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Florida
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER


  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         31,476
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   31,476
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  31,476
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   .04% (.04% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   CO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7               13G             PAGE  17   OF   36  PAGES
          -----------                                    -----    -----
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Samuel Zell
   ###-##-####
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   158,571
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         1,755,697
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           158,571
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   1,755,697
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  1,914,268
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   2.6% (2.5% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

    IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7               13G             PAGE  18   OF   36  PAGES
          -----------                                    -----    -----
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Ann Lurie
   ###-##-####
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER


  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         2,781,875
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   2,781,875
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  2,781,875
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   3.7% (3.6% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7               13G             PAGE  19   OF   36  PAGES
          -----------                                    -----    -----
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Sheli Z. Rosenberg
   ###-##-####
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   81,099
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         2,790,213
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           81,099
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   2,790,213
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,871,312
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   3.8% (3.7% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7               13G             PAGE  20   OF   36  PAGES
          -----------                                    -----    -----
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Arthur A. Greenberg
   ###-##-####
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.A.
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   24,497
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         2,487,896
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           24,497
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   2,487,896
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  2,512,393
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   3.3% (3.2% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7               13G             PAGE  21   OF   36  PAGES
          -----------                                    -----    -----
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Mark Slezak
   ###-##-####
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   833
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         1,611,207
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           833
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   1,611,207
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  1,612,040
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   2.1% (2.1% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                      EQUITY RESIDENTIAL PROPERTIES TRUST
              COMMON SHARES OF BENEFICIAL INTEREST, PAR VALUE $.01
                           CUSIP NUMBER 29476L  10  7



ITEM 1(a).  NAME OF ISSUER
            --------------

            The Issuer is Equity Residential Properties Trust, a Maryland real estate investment trust.


ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            -----------------------------------------------
            The Issuer's principal executive office is:
            Two North Riverside Plaza
            Chicago, Illinois  60606


ITEM 2(a).  NAME OF PERSON FILING
            ---------------------

            The following entities and persons are filing this Schedule 13G:

            FU Associates, an Illinois general partnership
            B/S Investments, an Illinois general partnership
            Samuel Zell Foundation, an Illinois not-for-profit corporation Samstock, LLC, a Delaware limited liability company Samstock/SZRT, LLC, a Delaware limited liability company Samstock/ZGPI, LLC, a Delaware limited liability company Samstock/ZFT, LLC, a Delaware limited liability company
            EGI Holdings, Inc., an Illinois corporation
            Lurie General Partnership, Inc., an Illinois corporation
            Ann Lurie Revocable Trust U/T/A 12/22/89
            EGIL Investments, Inc., an Illinois corporation
            Anda Partnership, a Nevada general partnership
            LFT Partnership, an Illinois general partnership
            Robert H. and Ann Lurie Trust, an Illinois trust
            First Capital Financial Corp., a Florida corporation
            Samuel Zell
            Ann Lurie
            Sheli Z. Rosenberg
            Arthur A. Greenberg
            Mark Slezak

            The above entities and person are each a "Reporting Person" and collectively are the "Reporting Persons".

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            -----------------------------------------------------------

            The address for each Reporting Person is:
            Two North Riverside Plaza
            Chicago, Illinois  60606


ITEM 2(c).  CITIZENSHIP
            -----------

            The Reporting Persons' state of organization or citizenship is as follows:

            FU Associates                                  Illinois
            B/S Investments                                Illinois
            Samuel Zell Foundation                         Illinois
            Samstock, LLC                                  Delaware
            Samstock/SZRT, LLC                             Delaware
            Samstock/ZGPI, LLC                             Delaware
            Samstock/ZFT, LLC                              Delaware
            EGI Holdings, Inc.                             Illinois
            Lurie General Partnership, Inc.                Illinois
            Ann Lurie Revocable Trust U/T/A 12/22/89       Illinois
            EGIL Investments, Inc.                         Illinois
            Anda Partnership                               Nevada
            LFT Partnership                                Illinois
            Robert H. and Ann Lurie Trust                  Illinois
            First Capital Financial Corporation            Florida
            Samuel Zell                                    U.S.A.
            Ann Lurie                                      U.S.A.
            Sheli Z. Rosenberg                             U.S.A.
            Arthur A. Greenberg                            U.S.A.
            Mark Slezak                                    U.S.A.


ITEM 2(d).  TITLE OF CLASS OF SECURITIES
            ----------------------------

            Securities reported herein are common shares of beneficial interest, par value $.01 per share ("Common Shares").

ITEM 2(e).  CUSIP NUMBER
            ------------

            The CUSIP number is 29476L  10  7.


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A
            -------------------------------------------------------------------

            Not applicable.


ITEM 4.     OWNERSHIP
            ---------

            The Issuer is the sole general partner of ERP Operating Limited Partnership, an Illinois limited partnership (the "Operating Partnership"). Certain of the Reporting Persons: FU Associates; B/S Investments; Samstock, LLC; Samstock/SZRT, LLC; Samstock/ZGPI, LLC; Samstock/ZFT, LLC; EGI Holdings, Inc.; EGIL Investments, Inc.; Anda Partnership; LFT Partnership; Robert H. and Ann Lurie Trust; First Capital Financial Corporation; Sheli Z. Rosenberg; and Arthur
            A. Greenberg, are limited partners of the Operating Partnership. Each limited partner Operating Partnership unit ("OP Unit") is exchangeable, at the holder's request, on a one-for-one basis into a Common Share. Amounts reported herein for each Reporting Person assume (1) the exchange of such Reporting Person's Operating Partnership units for Common Shares and the exercise of options to purchase Common Shares, if applicable, and (2) the exchange of all Reporting Persons' Operating Partnership units for Common Shares and the exercise of such Reporting Persons' options to purchase Common Shares beneficially owned by the Reporting Persons.

            Collectively, the Reporting Persons own 4,938,028 Common Shares, or 6.4%, of the issued and outstanding Common Shares (assuming the conversion of all OP Units and the exercise of all options to purchase Common Shares beneficially owned by the Reporting Persons).

            Samuel Zell has the sole power to vote or to direct the vote of and the sole power to dispose or to direct the disposition of 158,571 Common Shares (assuming the exercise of options to purchase
            151,667 Common Shares).

            Sheli Z. Rosenberg has the sole power to vote or to direct the vote of and the sole power to dispose or to direct the disposition of 81,099 Common Shares (assuming the conversion of 1,528 OP Units and the exercise of options to purchase 65,334 Common Shares).

            Arthur A. Greenberg has the sole power to vote or to direct the vote of and the sole power to dispose or the direct the disposition of 24,497 Common Shares (assuming the conversion of 1,597 OP Units and the exercise of options to purchase 18,500 Common Shares).

            Mark Slezak has the sole power to vote or to direct the vote of and the sole power to dispose or to direct the disposition of 833 Common Shares (assuming the exercise of options to purchase 833 Common Shares).

            Messers. Zell, Greenberg and Slezak and Mses. Lurie and Rosenberg share the power to vote or to direct the vote of and share the power to dispose or to direct the disposition of the Common Shares with each of the Reporting Persons as shown in the following table:





                                                                        SHARE POWER WITH SUCH REPORTING PERSON
                                   Total             -----------------------------------------------------------------------------
                                Beneficially
                                   Owned
 Reporting Person ("RP")           -----              Samuel Zell  Ann Lurie  Sheli Z. Rosenberg  Arthur A. Greenberg  Mark Slezak
 -----------------------         by such RP           -----------  ---------  ------------------  -------------------  -----------
                                 ----------
FU Associates                       135,385 (1)           135,385    135,385             135,385              135,385      135,385

B/S Investments                         669 (1)                 0        669                 669                  669          669

Samuel Zell Foundation               30,000                30,000          0              30,000               30,000            0

Samstock, LLC                     1,247,329 (2)         1,247,329          0           1,247,329            1,247,329            0

Samstock/SZRT, LLC                  200,337 (1)           200,337          0                   0                    0            0

Samstock/ZGPI, LLC                  111,170 (1)           111,170          0                   0                    0            0

Samstock/ZFT, LLC                   302,317 (1)                 0          0             302,317                    0            0

EGI Holdings, Inc.                  537,257 (1)                 0    537,257             537,257              537,257      537,257

Lurie General Partnership, Inc.      12,070                     0     12,070                   0                    0       12,070

Ann Lurie Revocable Trust           591,414                     0    591,414                   0                    0            0
  U/T/A  12/22/89

EGIL Investments, Inc.              537,256 (1)                 0    537,256             537,256              537,256      537,256

Anda Partnership                    307,708 (1)                 0    307,708                   0                    0      307,708

LFT Partnership                     579,254 (1)                 0    579,254                   0                    0            0

Robert H. and Ann Lurie Trust        49,386 (1)                 0     49,386                   0                    0       49,386

First Capital Financial              31,476 (1)            31,476     31,476                   0                    0       31,476
Corporation
                                  ------------------------------------------------------------------------------------------------
     TOTAL - SHARED VOTES         4,673,028             1,755,697  2,781,875           2,790,213            2,487,896    1,611,207
                                  ---------             ---------  ---------           ---------            ---------    ---------

                                Page  25  of  36


                                             SOLE POWER WITH RESPECT TO COMMON SHARES

Samuel Zell                         158,571               158,571

Ann Lurie                                 0                                    0

Sheli Z. Rosenberg                   81,099                                                81,099

Arthur A. Greenberg                  24,497                                                                     24,497

Mark Slezak                             833                                                                                     833
                                  ------------------------------------------------------------------------------------------------
      TOTAL - SOLE VOTES            265,000               158,571              0           81,099               24,497          833
                                  ---------               -------              -           ------               ------          ---

 TOTAL - SHARED  & SOLE VOTES     4,938,028             1,914,268      2,781,875        2,871,312            2,512,393    1,612,040
                                  =========             =========      =========        =========            =========    =========

Percent of Class - Assuming             6.4%                  2.5%           3.6%             3.7%                 3.2%         2.1%
conversion of all OP Units and
exercise of all options to
purchase Common Shares


(1) Represents OP Units which are exchangeable at the holder's option on a one-for-one basis into Common Shares.

(2) Includes 603,484 OP Units.



ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          --------------------------------------------
          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
          ---------------------------------------------------------------
          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
          ------------------------------------------------------------------
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          ---------------------------------------------------------
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
          ------------------------------
          Not applicable.

ITEM 10.  CERTIFICATE
          -----------
          Not applicable.

                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   August 13, 1997



                         FU ASSOCIATES, an Illinois general partnership

                         By: Equity Financial Investment Company, a general partner

                         By:  Jo Ann Zell Trust, a general partner


                         By:  /s/  Sheli Z. Rosenberg
                              -------------------------------------------
                              Its:  Trustee



                         B/S INVESTMENTS, an Illinois general partnership

                         By:  Alphabet Partners, a general partner

                         By:  SZA Trust, a general partner



                         By:  /s/  Arthur A. Greenberg
                              -------------------------------------------
                              Its:  Trustee



                         SAMUEL ZELL FOUNDATION, an Illinois not-for-profit corporation


                         By:  /s/  Samuel Zell
                              -------------------------------------------
                              Its:  President

                         SAMSTOCK, LLC, a Delaware limited liability company


                         By:  /s/  Sheli Z. Rosenberg
                              -------------------------------------------
                              Its:  Vice President


                         SAMSTOCK/SZRT, LLC, a Delaware limited liability company


                         By:  /s/  Sheli Z. Rosenberg
                              -------------------------------------------
                              Its:  Vice President



                         SAMSTOCK/ZGPI, LLC, a Delaware limited liability company


                         By:  /s/  Sheli Z. Rosenberg
                              -------------------------------------------
                              Its:  Vice President



                         SAMSTOCK/ZFT, LLC, a Delaware limited liability company


                         By:  /s/  Sheli Z. Rosenberg
                              -------------------------------------------
                              Its:  Vice President

                        EGI HOLDINGS, INC., an Illinois corporation


                        By:  /s/  Sheli Z. Rosenberg
                             -------------------------------------------
                             Its:  Vice President



                        LURIE GENERAL PARTNERSHIP, INC., an Illinois corporation


                        By:  /s/  Mark Slezak
                             -------------------------------------------
                             Its:  Vice President



                        ANN LURIE REVOCABLE TRUST U/T/A  12/22/89


                        By:  /s/  Ann Lurie
                             -------------------------------------------
                             Its:  Trustee



                        EGIL INVESTMENTS, INC., an Illinois corporation


                        By:  /s/  Mark Slezak
                             -------------------------------------------
                             Its:  Vice President

                        ANDA PARTNERSHIP, a Nevada general partnership


                        By:  Ann Only Trust, a general partner



                        By:  /s/  Ann Lurie
                             -------------------------------------------
                             Its:  Co-Trustee



                        LFT PARTNERSHIP, an Illinois general partnership


                        By:  Jesse Trust, a general partner



                        By:  /s/  Ann Lurie
                             -------------------------------------------
                             Its:  Trustee



                        ROBERT H. AND ANN LURIE TRUST, an Illinois trust



                        By:  /s/  Ann Lurie
                             -------------------------------------------
                             Its:  Co-Trustee



                        FIRST CAPITAL FINANCIAL CORP., a Florida corporation


                        By:  /s/  Donald J. Liebentritt
                             -------------------------------------------
                             Its:  Vice President

                             /s/  Samuel Zell
                             -------------------------------------------
                             Samuel Zell



                             /s/  Ann Lurie
                             -------------------------------------------
                             Ann Lurie



                             /s/  Sheli Z. Rosenberg
                             -------------------------------------------
                             Sheli Z. Rosenberg



                             /s/  Arthur A. Greenberg
                             -------------------------------------------
                             Arthur A. Greenberg



                             /s/  Mark Slezak
                             -------------------------------------------
                             Mark Slezak